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                                                                    Exhibit 23.2


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of Exelon Corporation on Form S-4 of our report dated January 31, 2000 (except with respect to Notes 1 and 3, to which the date is May 12, 2000) appearing in the Annual Report on Form 10-K and Form 10-K/A of Unicom Corporation for the year ended December 31, 1999 and our report dated May 12, 2000, appearing in the Quarterly Report on Form 10-Q of Unicom Corporation for the quarter ended March 31, 1999. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.






/s/ Arthur Anderson LLP
ARTHUR ANDERSEN LLP


Chicago, Illinois
May 15, 2000